Exhibit 10.18

FORM OF DEFERRED STOCK UNIT AWARD AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

DEFERRED STOCK UNIT AWARD AGREEMENT UNDER THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [—], 2010, between The Fresh Market, Inc. (the “Company”), a Delaware corporation, and [NAME].

This Deferred Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award (the “Award”) of [—] deferred stock units (“DSUs”) that are being granted to you in consideration of your decision to forgo certain annual cash retainers (or a portion thereof) to which you would have been entitled for your service as a director of the Company. The DSUs are subject to the terms and conditions specified herein and are being granted to you on the date hereof (such date, the “Grant Date”) under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, a share of the Company’s common stock, $0.01 par value (a “Share”), as set forth in Section 3 below.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 9 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement or any other arrangement between you and the Company (any such arrangement, a “Company Arrangement”), on the other hand, the terms of the Plan shall govern. Except as set forth in Section 9 of this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any other Company Arrangement, the terms of such Company Arrangement shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

SECTION 3. Vesting and Delivery. (a) Vesting. Your rights with respect to the DSUs granted hereunder shall be 100% vested and non-forfeitable at all times.

(b) Delivery. (i) The Company shall deliver the Shares with respect to the DSUs granted hereunder upon the date(s) (any such date, the “Settlement Date”) specified on Exhibit A. On the Settlement Date(s), you shall be entitled to delivery of one Share for each DSU awarded to you pursuant to this Award Agreement.

(ii) With respect to this Award, your Settlement Date must have been specified by December 31 of the calendar year preceding calendar year in which the Grant Date occurred; provided, however, that if you are in your first year serving as a director (and did not otherwise serve as an employee or consultant of the Company or any of its Affiliates), you may specify a Settlement Date within 30 days after you became a director. If you have selected more than one Settlement Date, each number of DSUs settled on each such Settlement Date shall be considered a “separate payment” and not a series of payments for purposes of Section 409A of the Code (“Section 409A”).

SECTION 4. Dividend Equivalents. Whenever cash dividends are paid on the Shares, additional DSUs shall be granted to you. The number of such additional DSUs shall be calculated by dividing (a) the dividends that would have been paid to you if the DSUs held by you on the relevant dividend record date had been Shares, by (b) the closing price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the date of payment of such dividend. If on such date of payment there is not a closing price of the Shares on any such exchange, then the opening price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the first available date thereafter shall be used for purposes of (b) above.

SECTION 5. Non-Transferability of DSUs. Unless otherwise provided by the Committee in its discretion, DSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(c) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a DSU in violation of the provisions of this Section 5 and Section 9(c) of the Plan shall be void.

SECTION 6. Withholding, Consents and Legends. (a) Withholding. You shall be solely responsible for all applicable income and self-employment taxes and other wage deductions incurred in connection with the settlement of the DSUs subject to this Agreement. Unless required to do so by applicable law, the Company and its Affiliates shall not pay or withhold any Federal, state, local, foreign or other taxes of any kind with respect thereto.

(b) Consents. Your rights in respect of the DSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 7. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 8. Committee Discretion. The Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 9. Dispute Resolution. (a) In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 9(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 9(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 9, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 10. Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 11. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 12. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the DSUs shall be subject to the provisions of Section 4(b) of the Plan).

SECTION 14. Section 409A. (a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit hereunder may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) To the extent required by Section 409A, any amount payable under the Award Agreement that constitutes deferred compensation (within the meaning of Section 409A) subject to, and not exempt from, Section 409A, payable or provided to you upon a termination of employment shall only be paid or provided to you upon your separation from service (within the meaning of Section 409A). If, at the time of your separation from service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(d) You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes or penalties.

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

THE FRESH MARKET, INC.,

by

Name:
Title:

[NAME]

EXHIBIT A

Settlement Date	Number of DSUs Payable